Exhibit 10(c)
OFFICER’S CERTIFICATE OF GLOBAL COMPENSATION, BENEFITS AND
SHARED SERVICES EXECUTIVE
REGARDING WANGER DIVESTITURE
The undersigned, Mark S. Behnke, the Global Compensation, Benefits and Shared Services Executive of Bank of America Corporation (the “Corporation”), hereby certifies, determines and resolves that:
1. Delegated Authority. The Corporation has previously delegated to the Global Compensation, Benefits and Shared Services Executive of the Corporation authority to approve and adopt proposals relating to any employee benefit plans sponsored by the Corporation or its subsidiaries (the “Benefit Plans”), including the power to execute instruments which adopt, amend, modify or terminate any such plan on behalf of the Corporation or a subsidiary, other than a proposal which would: (1) provide more favorable treatment to executive officers of the Corporation than other officers of the Corporation, (2) materially increase the cost to the Corporation, or (3) in the case of “qualified” pension, profit-sharing or 401(k) plans, or “non-qualified” deferred compensation or supplemental retirement plans or similar arrangements, materially change the benefits conferred upon eligible associates.
2. Wanger Divestiture. Pursuant to that certain Purchase Agreement by and among Bank of America, N.A., Ameriprise Financial, Inc. and the Corporation, dated September 29, 2009 (the “Agreement”), Ameriprise Financial, Inc. acquired certain assets and liabilities, including all of the issued and outstanding equity interests of Columbia Wanger Asset Management, L.P. (“Wanger”). The consummation of the transactions contemplated by the Agreement occurred on April 30, 2010 (the “Closing Date”) and constituted a change in the ownership of Wanger as defined in Treasury Regulation §1.409A-3(i)(5)(v).
3. Benefits Distribution. Pursuant to the delegation of authority described in paragraph 1, for purposes of effectuating benefits distributions with respect to associates employed by Wanger on the Closing Date (“Wanger Associates”) who are participants in certain Benefit Plans maintained by the Corporation, including the Bank of America 401(k) Restoration Plan, the Bank of America Pension Restoration Plan, the Post-2004 Benefit under the Bank of America Retirement Income Assurance Plan for Legacy Fleet, and the Columbia Management Group Mutual Fund Units Plan, and in order to comply with applicable tax laws, including Section 409A of the Internal Revenue Code of 1986 and Treasury Regulation §1.409A-3(j)(4)(ix)(B), the Benefit Plans identified in this paragraph are terminated with respect to the Wanger Associates, effective as of December 31, 2010, which such date constitutes the Delink Calculation Date for purposes of the Bank of America Pension Restoration Plan and the Post-2004 Benefit under the Bank of America Retirement Income Assurance Plan for Legacy Fleet. Full lump sum distribution of such Wanger Associates’ benefits under such Benefit Plans will occur no later than the date required pursuant to Treasury Regulation §1.409A-3(j)(4)(ix)(B). The Benefit Plans identified in this paragraph constitute all agreements, methods, programs and other arrangements sponsored by the Corporation immediately after the Closing Date in which the Wanger Associates participate and with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation §1.409A-1(c)(2).

Dated: December 16, 2010	BANK OF AMERICA CORPORATION
	By:	/s/ Mark S. Behnke
Mark S. Behnke
Global Compensation, Benefits and Shared Services Executive

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